EXHIBIT 99.1

News Release

Weyland Tech Inc.

Brent Suen

info@weyland-tech.com

WEYLAND TECH, INC.’S “CREATEAPP” PLATFORM CHOSEN AS ONE OF THREE FINALISTS IN ASIA SMARTPHONE SUMMIT 2016

Hong Kong –  May 17, 2016 – Weyland Tech Inc. (OTC: WEYL), a mobile applications provider announced today that its CreateApp platform is one of the three finalists in the Category "Advertising & Marketing" at the 2016 Asia Smartphone Summit in Hong Kong, June 15-16.

Hong Kong is among the world leaders in terms of mobile subscription and smartphone penetration. In the recent years, Hong Kong and Singapore have the highest smartphone penetration rate (87%) in Asia Pacific and Hong Kong has the highest tablet ownership ratio (57%).

To recognize the excellence of innovative smartphone apps development and provide a platform for top smartphone apps professionals in the region to meet, share, collaborate and learn from each other, Hong Kong Wireless Technology Industry Association (WTIA), the summit’s organizer, follows up on the success of last year’s Asia Smartphone Apps Summit 2015. By joining forces with co-organizers from Israel, Japan, Korea, Mainland China, Malaysia, Singapore & Taiwan, WTIA will bring this timely event to further facilitate the growth of this burgeoning sector in Asia.

About the Hong Kong Wireless Technology Industry Association (WTIA)

Hong Kong Wireless Technology Industry Association (WTIA), established in 2001, is a non-profit trade association registered in Hong Kong to provide a platform for the wireless-related business to work together to facilitate the industry development and growth. Our objectives are to: Promote the development, usage and awareness of wireless technology applications in Hong Kong, enhance communication and partnership between different types of companies in the wireless technology industry, represent and safeguard the interests and opinions of the wireless technology industry to the Government and other international parties and advance the professional standards of software and hardware development in wireless technology applications.

# # #